Exhibit 99.1

IPIX Appoints Charles Crew Executive Vice President and CFO
Monday April 4, 8:30 am ET

Crew to Lead Company's Global Financial Operations

VIENNA,  Va.--(BUSINESS  WIRE)--April 4, 2005--IPIX  Corporation  (NASDAQ:IPIX -
News), a premier supplier of 360-degree, immersive imaging technologies for visual intelligence applications, announced today its appointment of Charles Crew as executive vice president, chief financial officer and treasurer, effective April 1, 2005. A seasoned professional, Crew brings more than 30 years of financial and operating experience to IPIX and its executive team, and will be responsible for the company's global financial and administrative operations.

"As we continue to expand our leading-edge immersive visual surveillance solutions, build distribution channels, develop significant business relationships and increase our market penetration, it's critical to have someone with Charles' background on our management team," said Clara Conti, president and CEO of IPIX. "His experience with both publicly traded and privately held high-growth companies will provide IPIX with an important element in achieving the next level of our corporate growth."

In addition to overseeing market risk management, cash management and capital structure, Crew will be responsible for IPIX's legal and human resources activities. He also will report on IPIX's financial information, facilitate regulatory compliance and communicate with Wall Street, investors and shareholders.

Crew previously served as executive vice president, CFO and a member of the board of directors for Cigital, Inc., a provider of software quality and software security solutions, where he developed and executed the company's long-term strategic plan, including securing multiple rounds of venture capital funding. Prior to Cigital, Crew spent nine years at Group 1 Software, (recently acquired by Pitney Bowes, Inc.) as executive vice president, CFO and board member. At Group 1, Crew successfully managed several business units and spearheaded the merger and acquisition activities, which repositioned the company from a narrow, niche market to an international, specialty software provider. He also managed the restructuring of the business and secured both debt and private equity funding.

"This is an exciting time in IPIX's nearly 20-year history, as well as in the markets we serve," said Crew. "I look forward to my executive leadership role and guiding IPIX's financial decisions as we reposition ourselves to focus on our core competencies in the areas of 360-degree, immersive imaging technologies."

Crew holds a bachelor's degree in accounting from the University of Baltimore and an MBA in marketing and finance from Loyola College in Baltimore. He earned an MBA upgrade from Syracuse University in Syracuse, N.Y. Crew is a certified public accountant in the state of Maryland and has held a number of leadership positions in prominent technology organizations, including his role as former chair of the Northern Virginia Technology Council's CFO Forum committee.


About IPIX Corporation

IPIX Corporation is a premium provider of immersive imaging products for government and commercial applications. We combine experience, patented technology and strategic partnerships to deliver visual intelligence solutions worldwide. Our immersive, 360-degree imaging technology has been used to create high-resolution digital still photography and video products for surveillance, visual documentation and forensic analysis. www.ipix.com


___________________
Contact:
     IPIX Corporation
     Susan Diegelman, 703-287-7816
     sdiegelman@sheahedges.com